EXHIBIT 99.1
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                                                        FOR FURTHER INFORMATION:
                                                               Gary L. Svec, CFO
                                                            PrivateBancorp, Inc.
                                                                    312-683-7100


                           [PRIVATEBANCORP INC. LOGO]


For Immediate Release

                PRIVATEBANCORP ANNOUNCES STOCK REPURCHASE PROGRAM

     Chicago, IL, July 25, 2001 -- PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that its Board of Directors has approved a stock repurchase program pursuant to which the Company may repurchase up to 231,192 shares of its outstanding common stock, representing approximately 5% of the 4.7 million common shares currently outstanding. The shares may be purchased from time to time in the open market or in privately negotiated transactions as market conditions warrant. Shares repurchased will be available for issuance under the Company's stock incentive plan and other general corporate purposes.

     PrivateBancorp, Inc. was organized in 1989 to provide highly personalized financial services primarily to affluent individuals, professionals, owners of closely-held businesses and commercial real estate investors. The Company operates two banking subsidiaries, The PrivateBank and Trust Company and The PrivateBank (St. Louis). The Company, which has assets of $944.8 million at June 30, 2001, currently has banking offices in Chicago, Wilmette, Oak Brook, St. Charles, Lake Forest, Winnetka, and Geneva, Illinois, and in St. Louis, Missouri.

     Additional information can be found in the Investor Relations section of PrivateBancorp, Inc.'s website at www.privatebk.com
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Forward-Looking Statements: Statements contained in this news release that are not historical facts may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company include, but are not limited to, fluctuations in market rates of interest and loan and deposit pricing, general economic conditions in the greater Chicago and St. Louis metropolitan areas, legislative or regulatory changes, adverse developments in the Company's loan or investment portfolios, competition, the consummation of stock repurchases and the possible dilutive effect of potential acquisitions or expansion. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

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